                                                       Dated: January 1, 2011

SCHEDULE A

TO THE
INVESTMENT ADVISORY AGREEMENT BETWEEN
MMA PRAXIS MUTUAL FUNDS
AND
MMA CAPITAL MANAGEMENT, INC.

NAME OF FUND	COMPENSATION(1)

MMA Praxis Intermediate Income Fund	Annual rate of forty one-hundredths of one percent (0.40%) of the average daily net assets of such Fund.

MMA Praxis Core Stock Fund	Annual rate of seventy-four one-hundredths of one percent (0.74%) of the average daily net assets of such Fund.

MMA Praxis International Fund	Annual rate of ninety one-hundredths of one percent (0.90%) of the average daily net assets of such Fund.

MMA Praxis Value Index Fund	Annual rate of thirty one-hundredths of one percent (0.30%) of the average daily net assets of such Fund.

MMA Praxis Growth Index Fund	Annual rate of thirty one-hundredths of one percent (0.30%) of the average daily net assets of such Fund.

MMA Praxis Small Cap Fund	Annual rate of eighty-five one-hundredths of one percent (0.85%) of the average daily net assets of such Fund.

MMA Praxis Conservative Allocation Fund	Annual rate of five one-hundredths of one percent (0.05%) of the average daily net assets of such Fund.

MMA Praxis Balanced Allocation Fund	Annual rate of five one-hundredths of one percent (0.05%) of the average daily net assets of such Fund.

MMA Praxis Growth Allocation Fund	Annual rate of five one-hundredths of one percent (0.05%) of the average daily net assets of such Fund.

MMA Praxis International Index Fund	Annual rate of sixty one-hundredths of one percent (0.60%) of the average daily net assets of such Fund.

MMA PRAXIS MUTUAL FUNDS	MMA CAPITAL MANAGEMENT, INC.

By:	By:

Name:	Name:

Title:	Title:

______________________________
(1)   All fees are computed daily and paid monthly.